For Further Information: Michael W. McCarthy Director — Investor Relations Office: (978) 262-2459 michael.mccarthy@brooks.com
Press Release

For Immediate Release
November 8, 2007
Brooks Automation Appoints Kirk P. Pond to Its Board of Directors
CHELMSFORD, MASSACHUSETTS November 8, 2007 — Brooks Automation, Inc. (NASDAQ: BRKS) today announced that Kirk P. Pond, retired Chairman and CEO of Fairchild Semiconductor International, Inc., has been appointed to serve as a member of the Company’s Board of Directors, effective immediately. Mr. Pond was elected to fill a vacancy created by the expansion of the Brooks Board from eight to nine members.
Joseph R. Martin, Chairman of the Brooks Board of Directors, stated that “I am thrilled to have Kirk Pond join our Board. He is an icon in the semiconductor industry and will be an invaluable contributor to our Board and our Company.”
Mr. Pond has a great depth of experience in the semiconductor industry, beginning with Texas Instruments, Inc. in 1968. From June 1996 until May 2005, Mr. Pond was the President and Chief Executive Officer of Fairchild Semiconductor International, Inc., one of the largest independent semiconductor companies. He served as the Chairman of Fairchild’s Board of Directors from 1997 and until June 2006. Prior to Fairchild Semiconductor’s separation from National Semiconductor, Mr. Pond had held several executive positions with National Semiconductor, including Executive Vice President and Chief Operating Officer. Mr. Pond served as a member of the Board of Directors of the Federal Reserve Bank of Boston from January 2004 until January 2007 and since 2005 has been a director of Wright Express Corporation, a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Mr. Pond has also served on the advisory board of the University of Arkansas Engineering School since 1987.
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About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company’s advanced offerings in hardware and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost of ownership. Brooks’ products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information see www.brooks.com or email co.csr@brooks.com
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Brooks Automation, Inc. • 15 Elizabeth Drive • Chelmsford, Massachusetts 01824 • (978)262-2400 • www.brooks.com